Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EMCORE Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333‑160368, 333‑37306, 333‑60816, 333‑118076, 333‑132317, 333‑160360, 333‑132318, 333‑159769, 333‑27507, 333‑36445, 333‑118074, 333‑39547, 333‑45827, 333‑171929, 333‑175777, 333-185699, 333-185698, 333-189451 and 333-197179 on Form S‑8 of EMCORE Corporation; and registration statement Nos. 333‑160437, 333‑183256, and 333‑176797 on Form S‑3 of EMCORE Corporation of our report dated December 12, 2014, with respect to the consolidated balance sheets of EMCORE Corporation as of September 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows, for each of the years in the three-year period ended September 30, 2014, and the effectiveness of internal control over financial reporting as of September 30, 2014, which reports appear in the September 30, 2014 annual report on Form 10-K of EMCORE Corporation.

Our report dated December 12, 2014, on the effectiveness of internal control over financial reporting as of September 30, 2014, expresses our opinion that EMCORE Corporation did not maintain effective internal control over financial reporting as of September 30, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the ineffective review control over accounting for the deferred tax valuation allowance, specifically considering all available evidence associated with significant and unusual transactions through the issuance of the financial statements has been identified and included in management's assessment.

/s/ KPMG LLP

KPMG LLP
Albuquerque, New Mexico
December 12, 2014